U.S. Executive Offices
P.O. Box 0445
155 Chestnut Ridge Road
Montvale, NJ 07645

April 7, 2008

Mr. David Pannier
Trane Inc.
1 Centennial Avenue
Piscataway, NJ 08855

Dear David,

I am pleased to present you with an offer of employment to join Ingersoll Rand (IR) as Senior Vice President and Sector President, Trane Residential reporting to me. Your official date of employment (i.e. your hire date) will be effective on the consummation of Ingersoll Rand’s acquisition of Trane (the “Closing”) and this offer is contingent upon such Closing. At the first meeting of the Ingersoll Rand Board of Directors (the “Board”) following your hire date, you will be presented for election as a Senior Vice President and Officer of Ingersoll-Rand Company Limited (the “Company”). We look forward to your accepting this offer as described below and becoming a part of our team.

1.	This position will be located in Tyler, Texas.

2.
Your starting base salary will be at an annual rate of U.S. $325,000 paid monthly. Your base salary will be reviewed on an annual basis approximately one year from your hire date. Any base salary increases will be based on your performance, prevailing market data and are subject to approval by the Compensation Committee of the Board.

3.
This position is an “incentive eligible” position, which means you will be eligible to participate in the IR annual cash incentive program. Your annual cash incentive opportunity is targeted at 65% of base salary. The actual award that an individual may receive can be higher or lower than the targeted amount depending upon individual performance and the performance of the Company. With respect to performance year 2008 (“Performance Year 2008”), your IR annual incentive cash award will be prorated for the period from the date of the Closing and ending on December 31, 2008, and will be based on your individual performance, the performance of the TRS sector and IR performance in general.

4.
As soon as administratively practical following the Closing, you will receive an award of Ingersoll Rand stock options, under the IR Incentive Stock Plan, as determined by the Compensation Committee of the Board. This award of IR stock options will be of equivalent Black Scholes value (as determined by IR) to recent annual stock option awards you have received from Trane. Consistent with the acquisition agreement, this award is intended to replace the stock option award that you would have received from Trane in February 2008, but did not due to the pending acquisition.

David Pannier	2	April 7, 2008

Starting with Performance Year 2008, you will be eligible to receive stock option awards in February 2009 and forward under the Incentive Stock Plan as administered by the Compensation Committee of the Board. Your annual opportunity is currently targeted at a Compensation Committee-determined value of the stock option equal to approximately $580,500 based on Black Scholes value. Actual stock option awards are contingent on and variable with your performance, the Company’s financial performance and the estimated value of IR stock options at the end of the applicable performance period. The Company reserves the right to amend annual targets, in line with evolving market and business conditions and prevailing practices.

5.
As you know, the Trane Long Term Incentive Plan (LTIP) will be paid out as of the closing date, which we expect to be in the second quarter. For the remaining months of 2008, you will continue in the LTIP (or a mirror image of it) at the same target level of annual compensation opportunity, i.e., 120% of base salary, but based on new Ingersoll Rand performance metrics currently being developed. Integration teams have been formed to work on the development of compensation programs for the combined entity, which are expected to be in place by January 1, 2009.

6.
You will be eligible to participate in a deferred compensation plan, which will give you the opportunity to defer almost all of your annual cash incentive award and LTIP award and up to 50% of your base salary on a pretax basis, to the extent permitted under the terms of the EDCP and applicable law. Information regarding the deferred compensation plan will be sent to you and a representative from our vendor, MullinTBG, will contact you to explain this program after you begin your employment.

7.
Following the Closing, and possibly into calendar year 2009, integration teams from both IR and Trane will be working on merging and/or aligning the IR and Trane benefit programs. Because we want you as an employee of the IR group of companies, we will, to the extent possible and feasible, take all actions necessary to transition you to the IR benefit plans as soon as reasonably possibly; provided that, for a period of one year following the closing your employee benefits, base salary and long and short-term bonus compensation opportunity (excluding equity compensation) in the aggregate, will be no less favorable than the employee benefits, base salary and long and short term bonus compensation opportunity (excluding equity compensation) provided to you by Trane immediately prior to the Closing.

8.
After Closing, you will participate in IR benefits arrangements, for which you are eligible and to the extent you do not continue to participate in a similar Trane plan; provided, however, in no event will you participate in benefit plans and arrangements maintained by Trane and IR of the same type, or providing the same or similar benefits, at the same time (including, without limitation, with respect to vacation benefits).

9.
As an elected officer of the Company, you will be eligible to participate in the Elected Officer Supplemental Program (EOSP). The EOSP is a non-qualified defined benefit pension plan that substantially augments IR’s qualified pension plan. A brief summary is enclosed.

10.
You will be provided a company automobile in accordance with our Company car policy, which in your case provides an executive automobile with a purchase value of up to $60,000. A portion of the cost for these services is imputed to your annual income and will be included in your statement of gross income for tax purposes each year.

David Pannier	3	April 7, 2008

11.	You will be eligible for the Company’s Executive Health Program, a copy of which is enclosed.

12.
As an elected officer of the Company, you are eligible for financial and retirement counseling services through AYCO, a division of Goldman-Sachs. This service includes investment strategy and tax filing assistance. A portion of the cost for these services is imputed to your annual income and will be included in your statement of gross income for tax purposes each year. A representative from AYCO will contact you after your employment date to explain the services.

13.
You will continue to be eligible for change in control benefits under your Trane Change in Control Agreement currently in effect, but, if a Change in Control of IR occurs you will be entitled to the greater of the benefits under your current agreement or those under the standard IR Change in Control Agreement for similarly situated employees; provided, however, in no event will you receive benefits under both agreements for the same termination.

David, we all believe that you will make a significant contribution in this continued role as Sector President and look forward to your future contributions to Ingersoll Rand. This offer of employment is contingent upon the satisfaction of several items, which are identified on the attached “Conditions of Offer” form. To accept this offer, please sign the “Conditions of Offer” form and return it to Marcia Avedon.

If you have any questions regarding your compensation and benefits, please contact Marcia Avedon (201-573-3563), Rob Butler (201-573-3137) or myself.

Sincerely,

Herbert L. Henkel
Chairman, President and
Chief Executive Officer

cc:	Marcia Avedon
Rob Butler

Attachments

David Pannier	4	April 7, 2008

Conditions of Offer

This offer is contingent upon the following:

1.	The finalization of Ingersoll Rand’s acquisition of Trane (i.e., the closing of the sale).

2.
Understanding and agreement that your employment is to be “at will”. This means that you or the Company, for any reason or no reason, may terminate employment and that nothing in this offer is intended to create a contract of employment for any period of time.

3.	Understanding, agreeing and signing and returning the Code of Conduct and Proprietary Information forms.

4.	Your acceptance and execution of this offer in the space provided below, and its receipt by Ingersoll Rand no later than one week following the date of the offer.

CANDIDATE ACCEPTANCE

I accept your offer of employment with Ingersoll Rand, as Senior Vice President and Sector President, Trane Residential and agree to the conditions hereon and in the offer letter.

David Pannier	Date